Exhibit 99.1

Date:	January 24, 2008
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Fourth Quarter and Annual Earnings for 2007

LOS ALAMOS, N.M., January 24, 2008 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the fourth quarter of 2007 and year ending December 31, 2007. Mr. Enloe, Chief Executive Officer, announced that 2007 was the most profitable year in the history of both LANB and Trinity.

Trinity’s unaudited net income for the fourth quarter of 2007 totaled $3.277 million or $0.50 diluted earnings per share, compared to $1.798 million or $0.27 diluted earnings per share for the same period in 2006, an increase of $1.479 million in net income and an increase of $0.23 in diluted earnings per share. This increase in net income was primarily due to an increase in net interest income of $694 thousand and a decrease in non-interest expense of $558 thousand. The increase in net interest income was primarily due to an increase in the volume of earning assets. The decrease in non-interest expense was mainly due to a decrease in other losses. In addition, non-interest income increased $340 thousand. The increase in non-interest income was mainly due to an increase in the gain on sale of loans. Income tax expenses increased $113 thousand due to higher pre-tax income, which was partially offset by changes in tax estimates between the two periods.

Trinity’s unaudited net income for the year ended December 31, 2007 totaled $13.329 million or $2.03 diluted earnings per share, compared to $10.311 million or $1.56 diluted earnings per share for 2006, an increase of $3.018 million in net income and an increase of $0.47 in diluted earnings per share. This increase in net income was primarily due to an increase net interest income of $3.173 million and a decrease in the provision for loan losses expense of $972 thousand. The increase in net interest income was primarily due to an increase in the volume of earning assets. Provision for loan losses decreased as indicated by the reserve for loan loss analysis. In addition, non-interest expense increased $811 thousand and non-interest income increased $221 thousand. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits. The increase in non-interest income was mainly due to an increase in loan and other fees. Income tax expenses increased $537 thousand due to higher pre-tax income, which was partially offset by changes in tax estimates between the two periods.

Trinity is a bank holding company with $1.380 billion in total assets and has 283 employees. LANB is currently in its 45th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a loan production office in Albuquerque. LANB also operates a network of 27 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services offers its services from its office in Los Alamos and Santa Fe.

Mr. Enloe noted that Trinity and LANB have no structured products, have not engaged in sub-prime lending and have limited non-traditional loans. As such, Trinity and LANB do not anticipate out-of-the-ordinary losses or charge-offs which other financial institutions are experiencing at this time.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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